SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                -----------------


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)



               HOLIDAY RV SUPERSTORES, INC., a Florida Corporation
               ---------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $0.01 par value
                          -----------------------------
                         (Title of Class of Securities)



                                   434902 10 2
                                   -----------
                                 (CUSIP Number)



                                  July 1, 1999
                                  ------------
             (Date of Event Which Requires Filing of this Statement)





         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]        Rule 13d-1(b)
[ ]        Rule 13d-1(c)
[X]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------------------------------------------------------------------------------------------------------
CUSIP No.         434902 10 2                             13G                 Page      2      of      5      Pages
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
       1          NAME(S) OF REPORTING PERSON(S)
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S) (Entities Only))

                  Newton C. Kindlund
------------------------------------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                      (a)[ ]
                  Not Applicable.
                                                                                                      (b)[ ]
------------------------------------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY
------------------------------------------------------------------------------------------------------------------------------------
       4          CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America
------------------------------------------------------------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER
            NUMBER OF
                                             115,824
             SHARES
                                      6      SHARED VOTING POWER
          BENEFICIALLY
                                             - 0 -
            OWNED BY
                                      7      SOLE DISPOSITIVE POWER
              EACH
                                             115,824
            REPORTING
                                      8      SHARED DISPOSITIVE POWER
             PERSON
                                             - 0 -
              WITH
------------------------------------------------------------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  115,824
------------------------------------------------------------------------------------------------------------------------------------
       10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                  (See Instructions)

                  [X]  Excluded are 46,736 shares owned indirectly by Mr.
                       Kindlund's spouse as custodian for their child.
------------------------------------------------------------------------------------------------------------------------------------
       11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.6%
------------------------------------------------------------------------------------------------------------------------------------
       12         TYPE OF REPORTING PERSON (See Instructions)

                  IN
------------------------------------------------------------------------------------------------------------------------------------

Item 1(a)          Name of Issuer:

                   Holiday RV Superstores, Inc., a Florida corporation

Item 1(b)          Address of Issuer's Principal Executive Offices:

                   Sand Lake West Executive Park, 7851 Greenbriar Parkway, Orlando, Florida 32819

Item 2(a)          Name(s) of Person(s) Filling:

                   Newton C. Kindlund

Item 2(b)          Address of Principal Business Office or, if None, Residence:

                   280 Stirling Avenue, Winter Park, Florida 32789

Item 2(c)          Citizenship

                   United States of America

Item 2(d)          Title of Class of Securities:

                   Common Stock, $0.01 par value

Item 2(e)          CUSIP Number:

                   434902 10 2

Item 3. If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                   (a) |_| Broker or dealer registered under section 15 of the
                           Act (15 U.S.C.78o).

                   (b) |_| Bank as defined in section 3(a)(6) of the Act (15
                           U.S.C.87c).

                   (c) |_| Insurance company as defined in section 3(a)(19) of
                           the Act (15 U.S.C. 78c).

                   (d) |_| Investment company registered under section 8 of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-8).

                   (e) |_| An investment adviser in accordance with Section
                           240.13d-1(b)(1)(ii)(E).

                   (f) |_| An employee benefit plan or endowment fund in
                           accordance with Section 240.13d-1(b)(1)(ii)(F).

                   (g) |_| A parent holding company or control person in
                           accordance with Section 240.13d-1(b)(ii)(G).

                   (h) |_| A savings association as defined in section 3(b) of
                           the Federal Deposit Insurance Act (12 U.S.C. 1813).

                   (i) |_| A church plan that is excluded from the definition of
                           an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 USC 80a-3).


                               Page 3 of 5 Pages

                   (j) |_| Group, in accordance with Section 240.13d-1(b)(1)
                           (ii)(J).

                   If this statement is filed pursuant to Section 240.13d-1(c), check this box: |_|

Item 4.            Ownership.

                   (a)      Amount beneficially owned:   115,824

                   (b)      Percent of class:   1.6%

                   (c)      Number of shares as to which such person has:

                            (i)      Sole power to vote or to direct the vote:
                                     115,824

                            (ii)     Shared power to vote or to direct the vote:
                                     - 0 -

                            (iii)    Sole power to dispose or to direct the
                                     disposition of:   115,824

                            (iv)     Shared power to dispose or to direct the
                                     disposition of:   - 0 -

Item 5.            Ownership of Five Percent or Less of a Class.

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                   Not Applicable.

Item 8.            Identification and Classification of Members of the Group.

                   Not Applicable.

Item 9.            Notice of Dissolution of Group.

                   Not Applicable.

Item 10.           Certification.

                   Not Applicable



                               Page 4 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 14, 2000
                                                 -----------------
                                                 (Date)


                                                 /s/ Newton C. Kindlund
                                                 ----------------------
                                                 (Signature)


                                                 Newton C. Kindlund
                                                 ------------------
                                                 (Name/Title)





                               Page 5 of 5 Pages